EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 21, 2002 relating to the consolidated financial statements of NRG Energy, Inc. as of and for the three years ended December 31, 2001, which appears in both Xcel Energy Inc.’s Annual Report on Form 10-K dated March 29, 2002 and NRG’s Annual Report on Form 10-K dated April 1, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 2, 2002